Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q3 Results;

Raises Guidance

•	Net revenues decreased 1.6%; Organic Net Revenue[1] grew 2.7%, including a +5.8pp impact from pricing

•	Operating Income margin was 10.2%; Adjusted Operating Income[1] margin expanded 140 basis points to 13.6%

•	Diluted EPS was $0.53; Adjusted EPS[1] was $0.50, up 32.5% on a constant-currency basis

•	Company raises full year 2014 guidance for Adjusted EPS to $1.82 - $1.87 on a constant-currency basis and Adjusted Operating Income margin to approximately 13%

DEERFIELD, III. – Nov. 5, 2014 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its third quarter 2014 results, reflecting strong Adjusted Operating Income margin expansion and Adjusted EPS growth as well as solid Organic Net Revenue growth.

“We continue to drive top-tier earnings growth and margin expansion in a challenging operating environment,” said Irene Rosenfeld, Chairman and CEO. “With global retail and consumer demand expected to remain soft in the near term, we’re sharply focused on the execution of our productivity and cost-reduction programs to drive earnings growth. At the same time, we’re continuing to make the foundational investments in our brands, route-to-market capabilities and supply chain to capture growth in our categories as they accelerate, especially in emerging markets.

“By successfully reducing costs in the near term while investing for the long term, we’ve driven Adjusted Operating Income margin expansion of at least 100 basis points and double-digit Adjusted EPS growth on a constant-currency basis for three consecutive quarters, while delivering solid organic revenue growth. As a result, we’re raising our full-year guidance for both Adjusted Operating Income margin and EPS and maintaining our organic revenue outlook for 2014.”

On a reported basis for the third quarter, net revenues were $8.3 billion, down 1.6 percent. Operating income was $853 million, down 32.4 percent, including a negative 27.3 percentage point impact from cycling the prior-year reversal of an indemnity accrual related to the 2010 acquisition of Cadbury2 and a negative 17.5 percentage point impact from restructuring costs3. Diluted EPS was $0.53, down 3 cents, including the negative 28 cent impact of the items listed above, partially offset by a 15 cent benefit from the mark-to-market adjustments of currency forward contracts associated with the planned coffee business transactions4.

Year to date, reported net revenues were $25.4 billion, down 1.5 percent. Operating income was $2.7 billion, down 10.4 percent, including a negative 12.1 percentage point impact from cycling the prior year reversal of an indemnity accrual related to the 2010 acquisition of Cadbury and a negative 7.8 percentage point impact from restructuring costs. Diluted EPS was $0.98, down 22 cents, including a loss of 18 cents related to debt extinguishment5 and a negative 6 cents from the remeasurement of net monetary assets in Venezuela6.

Organic Net Revenue

$ in millions	Reported Net Revenues	vs PY	Organic Net Revenue Growth
			Total	Vol/Mix		Pricing		Power Brands
Quarter 3
Latin America	$1,315	0.5%	18.5%	(3.1	)pp	21.6	pp	16.9%
Asia Pacific	1,153	1.5	1.3	(2.3)		3.6		9.8
Eastern Europe, Middle East & Africa	894	(5.7)	5.6	(2.3)		7.9		11.7
Europe	3,215	(2.4)	(2.4)	(5.5)		3.1		(0.3)
North America	1,760	(1.4)	(0.2)	0.3		(0.5)		1.0

Mondelēz International	$8,337	(1.6)%	2.7%	(3.1	)pp	5.8	pp	5.1%

September Year-to-Date
Latin America	$3,913	(3.3)%	15.0%	(3.7	)pp	18.7	pp	13.4%
Asia Pacific	3,460	(7.6)	(3.3)	(5.4)		2.1		(3.4)
Eastern Europe, Middle East & Africa	2,740	(3.9)	6.5	2.1		4.4		10.1
Europe	10,151	1.2	(1.8)	(2.1)		0.3		(0.1)
North America	5,150	0.1	1.6	0.9		0.7		3.3

Mondelēz International	$25,414	(1.5)%	2.2%	(1.8	)pp	4.0	pp	3.7%

Third quarter Organic Net Revenue increased 2.7 percent. Overall, pricing was up 5.8 percentage points, as the company realized the effects of cost-driven pricing actions implemented over the course of the year. Volume/mix declined 3.1 percentage points. In addition to price elasticity, the decline was largely due to a slow response by competitors to higher input costs and continued significant price-related customer disruptions, primarily in France. Coffee revenues were a 0.4 percentage point headwind in the quarter as the benefit of higher coffee pricing was more than offset by lower volumes associated with elasticity and the European customer disputes.

In the third quarter, Organic Net Revenue from emerging markets7 was up 9.0 percent, while developed markets8 decreased 1.3 percent. Overall, Power Brands grew 5.1 percent.

On a regional basis:

•	Latin America increased 18.5 percent, largely driven by pricing gains, especially in the inflationary economies of Venezuela and Argentina. Brazil grew mid-teens including a positive contribution from volume/mix and solid growth across all categories.

•	Asia Pacific was up 1.3 percent as higher pricing was mostly offset by lower volume/mix. China was up high-single digits behind stepped-up innovation and marketing support as the business cycled the prior year’s weak results in biscuits. India delivered another quarter of double-digit growth.

•	EEMEA was up 5.6 percent despite political and economic volatility as higher pricing was partially offset by lower volume/mix. Russia grew mid-teens, with solid performance across most categories and contributions from both volume/mix and pricing.

•	Europe was down 2.4 percent. Volume/mix declined due to pricing-related elasticity across the region and customer disruptions, particularly in France.

•	North America was essentially flat, down 0.2 percent, reflecting slower growth in biscuits offset by declines in confections.

Operating Income and Diluted EPS

$ in millions	Reported
	Q3	vs PY			Sep YTD	vs PY
Gross Profit	$3,142	(0.1)%			$9,451	(1.7)%
Gross Profit Margin	37.7%	0.6	pp		37.2%	(0.1	)pp

Operating Income	$853	(32.4)%			$2,653	(10.4)%
Operating Income Margin	10.2%	(4.7	)pp		10.4%	(1.1	)pp

Net Earnings[9]	$899	(11.2)%			$1,684	(21.6)%

Diluted EPS	$0.53	(5.4)%			$0.98	(18.3)%

	Adjusted[1]
	Q3	vs PY (Rpt Fx)		vs PY (Cst Fx)	Sep YTD	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$3,146	(0.3)%		3.1%	$9,461	(1.9)%		1.3%
Gross Profit Margin	37.7%	0.4	pp		37.2%	(0.2	)pp

Operating Income	$1,138	10.3%		16.5%	$3,251	10.1%		14.7%
Operating Income Margin	13.6%	1.4	pp		12.8%	1.3	pp

Net Earnings	$850	17.1%			$2,210	9.7%

Diluted EPS	$0.50	25.0%		32.5%	$1.29	15.2%		22.3%

In the third quarter, Adjusted Gross Profit1 increased 3.1 percent on a constant-currency basis. Adjusted Gross Profit margin was 37.7 percent, up 0.4 percentage points. Higher prices and a strong contribution from supply chain productivity offset input cost inflation.

Adjusted Operating Income grew 16.5 percent on a constant-currency basis. Adjusted Operating Income margin expanded 1.4 percentage points to 13.6 percent, driven primarily by strong gains in Europe and North America. The company continued to reduce overheads by aggressively managing costs. In addition, the company maintained working media support while lowering overall advertising and consumer expense by driving efficiencies through consolidating providers, reducing non-working costs and shifting spending to lower-cost, digital outlets.

Adjusted EPS grew 32.5 percent on a constant-currency basis, driven by operating gains, lower interest expense and share repurchases.

Share Repurchases

In the first nine months of the year, the company repurchased $1.2 billion of its common stock at an average price of $35.33 per share.

Outlook

Item	FY 2014 Outlook
Organic Net Revenue Growth	2.0% to 2.5%

Adjusted Operating Income Growth	Approximately 10% on a constant-currency basis

Adjusted Operating Income Margin	Approximately 13%

	Lower End	Upper End
Adjusted EPS—Constant Currency[10]	$1.82	$1.87

Estimated Currency Impact[11]	(0.15)	(0.15)

Adjusted EPS	$1.67	$1.72

“We took another strong step toward our longer term margin goals in the third quarter,” said David Brearton, Executive Vice President and CFO. “We continue to execute our cost-reduction programs to deliver sustainable margin improvement and earnings growth. As a result, we now anticipate Adjusted Operating Income margin of approximately 13 percent for 2014. Additionally, we’re increasing our Adjusted EPS target range by 9 cents as we pass through the benefits of tax and interest favorability, as well as operating gains.”

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Investors and analysts may participate via phone by calling 1-800-322-9079 from the United States and 1-973-582-2717 from other locations. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
2.	As part of the 2010 Cadbury acquisition, the company became the responsible party for tax matters under the Cadbury Schweppes Plc and Dr Pepper Snapple Group, Inc. (“DPSG”) Tax Sharing and Indemnification Agreement dated May 1, 2008 (“Tax Indemnity”) for certain 2007 and 2008 transactions relating to the demerger of Cadbury’s Americas Beverage business. A U.S. federal tax audit of DPSG for the 2006-2008 tax years was concluded with the IRS in August 2013. As a result, the company recorded a favorable impact of $363 million due to the reversal of the accrued liability in excess of the amount we paid to DPSG under the Tax Indemnity, including $336 million in selling, general and administrative expenses and $49 million in interest and other expense / (income), partially offset by $22 million of tax expense for an impact of $0.20 per diluted share, in the three and nine months ended September 30, 2013.
3.	Includes both the 2012-2014 Restructuring Program and the 2014-2018 Restructuring Program. Please see discussion of Non-GAAP Financial Measures at the end of this press release for more details about both programs.
4.	In connection with the planned coffee business transactions, the company entered into euro to U.S. dollar currency exchange forward contracts to hedge an expected cash receipt of €4 billion upon closing. Unrealized gains were recorded within interest and other expense in the amounts of $420 million for the three months and $413 million for the nine months ended September 30, 2014, respectively.
5.	On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt and recorded a pre-tax loss of $495 million during the first nine months of 2014.
6.	On March 31, 2014, the company remeasured its Venezuelan bolivar-denominated net monetary assets and recognized a pre-tax loss of $142 million. In addition, the company recognized $19 million of additional remeasurement charges in operating income in the three months ended September 30, 2014. The impact of the remeasurement of the net monetary assets in Venezuela, both in current and prior years, is no longer included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted EPS. Please see discussion of Items Impacting Comparability of Operating Results at the end of this press release for more details.
7.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech & Slovak Republics, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

8.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
9.	Net earnings attributable to Mondelēz International.
10.	Adjusted EPS – Constant Currency guidance of $1.82-$1.87 is based on 2013 average currency rates.
11.	Currency estimate includes the impact of currency recorded in the company’s results for the first nine months of 2014 and the estimated impact of currency for the remaining three months using spot rates as of the close of business on October 31, 2014.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend,” “would,” “anticipate,” “target,” “outlook,” “guidance” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, operating income, earnings per share and margins; global retail and consumer demand; currency; category growth, including in emerging markets; the cash proceeds and ownership interest to be received in the coffee transactions; the costs of and timing of expenditures under the restructuring program; and our Outlook, including 2014 Organic Net Revenue growth, Adjusted Operating Income growth, Adjusted Operating Income margin and Adjusted EPS. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, continued volatility of commodity and other input costs, pricing actions, weakness in economic conditions, weakness in consumer spending, customer and consumer dislocation, other unanticipated disruptions to our business, increased competition, the restructuring program not yielding the anticipated benefits, changes in the assumptions on which the restructuring program is based and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2014	2013	% Change Fav / (Unfav)	2014	2013	% Change Fav / (Unfav)
Net revenues	$8,337	$8,472	(1.6)%	$25,414	$25,811	(1.5)%

Cost of sales	5,195	5,328	2.5%	15,963	16,194	1.4%

Gross profit	3,142	3,144	(0.1)%	9,451	9,617	(1.7)%
Gross profit margin	37.7%	37.1%		37.2%	37.3%

Selling, general and administrative expenses	2,053	1,784	(15.1)%	6,356	6,385	0.5%

Asset impairment and exit costs	188	43	(100.0+ )%	285	135	(100.0+ )%

Gains on acquisition and divestitures, net	—	—	—	—	(28)	(100.0)%

Amortization of intangibles	48	55	12.7%	157	164	4.3%

Operating income	853	1,262	(32.4)%	2,653	2,961	(10.4)%
Operating income margin	10.2%	14.9%		10.4%	11.5%

Interest and other expense / (income)	(227)	218	100.0+ %	717	732	2.0%

Earnings before income taxes	1,080	1,044	3.4%	1,936	2,229	(13.1)%

Provision / (benefit) for income taxes	178	26	(100.0+ )%	242	67	(100.0+ )%
Effective tax rate	16.5%	2.5%		12.5%	3.0%

Net earnings	902	1,018	(11.4)%	1,694	2,162	(21.6)%

Noncontrolling interest	3	6	50.0%	10	13	23.1%

Net earnings attributable to Mondelēz International	$899	$1,012	(11.2)%	$1,684	$2,149	(21.6)%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.53	$0.57	(7.0)%	$0.99	$1.21	(18.2)%

Diluted earnings per share attributable to Mondelēz International	$0.53	$0.56	(5.4)%	$0.98	$1.20	(18.3)%

Average shares outstanding:
Basic	1,688	1,779	5.1%	1,695	1,783	4.9%
Diluted	1,705	1,794	5.0%	1,713	1,798	4.7%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	September 30,	December 31,	September 30,
	2014	2013	2013
ASSETS
Cash and cash equivalents	$1,704	$2,664	$3,692
Receivables, net	5,352	5,403	6,202
Inventories, net	4,122	3,743	4,161
Deferred income taxes	433	517	579
Other current assets	1,235	889	838

Total current assets	12,846	13,216	15,472

Property, plant and equipment, net	10,152	10,247	10,085
Goodwill	24,399	25,597	25,623
Intangible assets, net	21,110	21,994	22,111
Prepaid pension assets	65	54	29
Other assets	1,395	1,449	1,483

TOTAL ASSETS	$69,967	$72,557	$74,803

LIABILITIES AND EQUITY
Short-term borrowings	$1,807	$1,636	$2,527
Current portion of long-term debt	2,084	1,003	2,303
Accounts payable	5,184	5,345	4,533
Accrued marketing	1,920	2,318	2,191
Accrued employment costs	990	1,043	1,079
Other current liabilities	2,630	3,051	2,633

Total current liabilities	14,615	14,396	15,266

Long-term debt	13,988	14,482	15,089
Deferred income taxes	5,753	6,282	6,153
Accrued pension costs	1,826	1,962	2,807
Accrued postretirement health care costs	439	412	470
Other liabilities	2,390	2,491	2,521

TOTAL LIABILITIES	39,011	40,025	42,306

TOTAL EQUITY	30,956	32,532	32,497

TOTAL LIABILITIES AND EQUITY	$69,967	$72,557	$74,803

	September 30,	December 31,
	2014	2013	Incr/(Decr)
Short-term borrowings	$1,807	$1,636	$171
Current portion of long-term debt	2,084	1,003	1,081
Long-term debt	13,988	14,482	(494)

Total Debt	17,879	17,121	758

Cash and cash equivalents	1,704	2,664	(960)

Net Debt (1)	$16,175	$14,457	$1,718

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2014	2013
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$1,694	$2,162
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	797	808
Stock-based compensation expense	104	98
Deferred income tax benefit	(255)	(176)
Gains on acquisition and divestitures, net	—	(28)
Asset impairments	77	36
Benefit from indemnification resolution	—	(385)
Loss on early extinguishment of debt	493	—
Unrealized gain on planned coffee business divestiture currency hedge	(413)	—
Other non-cash items, net	(28)	52
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(163)	(100)
Inventories, net	(625)	(502)
Accounts payable	19	(30)
Other current assets	(106)	17
Other current liabilities	(430)	(796)
Change in pension and postretirement assets and liabilities, net	(15)	42

Net cash provided by operating activities	1,149	1,198

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,129)	(1,028)
Acquisition, net of cash received	—	(119)
Proceeds from divestitures, net of disbursements	—	48
Cash received from Kraft Foods Group related to the Spin-Off	—	55
Other	29	29

Net cash used in investing activities	(1,100)	(1,015)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,986	726
Repayments of commercial paper, maturities greater than 90 days	(2,072)	(70)
Net (repayments) / issuances of other short-term borrowings, net	279	1,604
Long-term debt proceeds	3,032	—
Long-term debt repaid	(2,524)	(1,750)
Repurchase of Common Stock	(1,020)	(793)
Dividends paid	(713)	(696)
Other	163	98

Net cash used in financing activities	(869)	(881)

Effect of exchange rate changes on cash and cash equivalents	(140)	(85)

Cash and cash equivalents:
Increase / (decrease)	(960)	(783)
Balance at beginning of period	2,664	4,475

Balance at end of period	$1,704	$3,692

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s Outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), Integration Program costs, accounting calendar changes and currency rate fluctuations.

•	“Adjusted Gross Profit” is defined as gross profit excluding the impacts of pension costs related to obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program and other acquisition integration costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, incremental costs associated with the JDE coffee transactions, impairment charges related to goodwill and intangible assets, gains / losses from divestitures or acquisitions, acquisition-related costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the net benefit from the Cadbury acquisition-related indemnification resolution, the loss on debt extinguishment and related expenses, the residual tax benefit impact from the resolution of the Starbucks arbitration, hedging gains / losses and incremental costs associated with the JDE coffee transactions, impairment charges related to goodwill and intangible assets, gains / losses from divestitures or acquisitions, acquisition-related costs and net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and nine months ended September 30, 2014 and 2013.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, the benefit from the Cadbury acquisition-related indemnification resolution (which is a component of selling, general and administrative expenses), gains and losses on divestitures and acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense / (income). Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company provides the impact that changes in currency exchange rates had on the company’s financial results (referred to as “constant currency”).

Divestitures

The company excludes the operating results of businesses divested, including businesses under sales agreements and exits of major product lines under a sale or licensing agreement. The company did not divest any businesses during the three months and nine months ended September 30, 2014. In 2013, the company completed several divestitures primarily in the company’s EEMEA and Europe segments. These divestitures included a salty snacks business in Turkey, a confectionery business in South Africa and a chocolate business in Spain. In addition, the company exited a major product line under a licensing agreement in the company’s North America segment. In connection with the divestitures in Turkey and South Africa, the company recognized a pre-tax gain of $6 million during the nine months ended September 30, 2013.

Acquisition

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the company’s EEMEA segment. The company recorded a pre-tax gain of $22 million during the nine months ended September 30, 2013 related to the remeasurement of the company’s previously-held equity interest in the operation to fair value in accordance with GAAP. For 2014, only the operating results for the period prior to the anniversary date of the acquisition are noted as an item impacting comparability.

Accounting Calendar Change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2013, the company changed the consolidation date for the Europe segment. Previously, this segment primarily reported results as of the last Saturday of each period. Subsequent to the change, the company’s Europe segment reports results as of the last calendar day of the period. At this time, the majority of the company’s operating subsidiaries report results as of the last calendar day of the period. The company’s North American operating subsidiaries report results as of the last Saturday of the period. The change in the consolidation date for the Europe segment had a favorable impact of $19 million on net revenues for the three and nine months ended September 30, 2013.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals to the Integration Program of $1 million in the three months and $6 million in the nine months ended September 30, 2014 related to accruals no longer required. The company recorded charges of $36 million during the three months and $109 million during the nine months ended September 30, 2013 in selling, general and administrative expenses within its Europe, Asia Pacific, Latin America and EEMEA segments.

Other acquisition integration costs

In connection with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded integration charges of $3 million for the nine months ended September 30, 2014 and $1 million for the nine months ended September 30, 2013. The company recorded these charges in selling, general and administrative expenses within the company’s EEMEA segment.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Following the Spin-Off, Kraft Foods Group is an independent public company and it does not beneficially own any shares of Kraft Foods Group common stock. The company continues to incur primarily Spin-Off transition costs, and historically it has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. Within selling, general and administrative expenses, the company recorded $4 million of pre-tax Spin-Off Costs in the three months and $23 million in the nine months ended September 30, 2014 and $9 million in the three months and $33 million in the nine months ended September 30, 2013.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that both Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation and in the future. Of the $1.5 billion of anticipated 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $163 million in the three months and $259 million in the nine months ended September 30, 2014 as compared to $43 million in the three months and $131 million in the nine months ended September 30, 2013. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $23 million in the three months and $66 million in the nine months ended September 30, 2014 as compared to $20 million in the three months and $31 million in the nine months ended September 30, 2013. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function.

Acquisition-related costs

In connection, with the acquisition of the biscuit operation in Morocco in February 2013, the company recorded a total of $7 million in acquisition costs during the nine months ended September 30, 2013, of which $5 million was recorded in interest and other expense / (income) and $2 million in selling, general and administrative expenses.

Net benefit from Indemnification Resolution

As part of our 2010 Cadbury acquisition, we became the responsible party for tax matters under the Cadbury Schweppes Plc and Dr Pepper Snapple Group, Inc. (“DPSG”) Tax Sharing and Indemnification Agreement dated May 1, 2008 (“Tax Indemnity”) for certain 2007 and 2008 transactions relating to the demerger of Cadbury’s Americas Beverage business. A U.S. federal tax audit of DPSG for the 2006-2008 tax years was concluded with the IRS in August 2013. As a result, we recorded a favorable impact of $336 million in selling, general and administrative expenses and $49 million in interest and other expense / (income) for a total pre-tax impact of $385 million ($363 million net of tax) in the three months ended September 30, 2013 due to the reversal of the accrued liability in excess of the amount we paid to DPSG under the Tax Indemnity in the third quarter of 2013.

Remeasurement of Venezuelan net monetary assets

As a result of recent Venezuelan currency exchange developments and the expected impact on the company’s Venezuelan operations, the company remeasured its Venezuelan bolivar-denominated net monetary assets as of March 31, 2014 from the official exchange rate of 6.30 to the then-prevailing SICAD I exchange rate of 10.70 bolivars to the U.S. dollar. The company recognized a $142 million currency remeasurement pre-tax charge within selling, general & administrative expenses. In addition, the company recognized $19 million of additional remeasurement charges in operating income during the three months ended September 30, 2014 related to changes in the SICAD I rate. While the remeasurement loss is non-deductible, an $11 million net tax benefit for the first nine months of 2014 was recognized due to a Venezuelan tax impact related to a local deduction for the loss on certain U.S. dollar denominated liabilities partially offset by the tax impact due to interest deductibility limitations resulting from Venezuela’s lower earnings. As of September 30, 2014, the company’s remaining bolivar-denominated net monetary assets were approximately $271 million. The company’s Venezuela net revenues were approximately $584 million or 2.3% of consolidated net revenues for the nine months ended September 30, 2014.

In the nine months ended September 30, 2013, the company also recorded a $54 million currency remeasurement pre-tax charge related to the devaluation of the company’s net monetary assets in Venezuela at that time. In addition, due to the company’s underlying legal structure, higher taxes of $5 million were recorded due primarily to interest deductibility limitations resulting from Venezuela’s lower earnings. As described in the company’s Form 8-K dated April 22, 2014, this 2013 remeasurement charge was previously included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted Earnings Per Share. This charge is now excluded from these non-GAAP financial measures.

The company continues to monitor developments in the currency and actively manage its investment and exposures in Venezuela. If any of the rates, or application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

Loss on debt extinguishment and related costs

On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt. The company recorded a pre-tax loss on debt extinguishment and related expenses of $495 million during the nine months ended September 30, 2014 for the amount paid in excess of the carrying value of the debt and from recognizing unamortized financing discounts and deferred financing costs.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The restructuring program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $25 million in the three months and $26 million in the nine months ended September 30, 2014. These charges were for severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $42 million in the three months and $51 million in the nine months ended September 30, 2014. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems.

Hedging gains / losses and incremental costs for the JDE coffee transactions

On May 7, 2014, the company announced that it has entered into an agreement to combine the company’s wholly owned coffee portfolio (outside of France) with D.E Master Blenders 1753 B.V. In conjunction with this transaction, Acorn Holdings B.V. (“AHBV”), owner of D.E Master Blenders 1753, has made a binding offer to receive the company’s coffee business in France. The parties have also invited the company’s partners in certain joint ventures to join the new company. The transactions remain subject to regulatory approvals and the completion of employee information and consultation requirements.

Upon completion of all proposed transactions, the company will receive cash of approximately €4 billion and a 49 percent equity interest in the new company, to be called Jacobs Douwe Egberts. AHBV will hold a majority share in the proposed combined company and will have a majority of the seats on the board, which will be chaired by current D.E Master Blenders 1753 Chairman Bart Becht. AHBV is owned by an investor group led by JAB Holding Company s.à r.l. The company will have certain minority rights.

Certain expenses related to readying the businesses for the planned transactions have been incurred. Within selling, general and administrative expenses, incremental costs were $10 million in the three months and $15 million in the nine months ended September 30, 2014 and were incurred primarily in our Europe segment. Within interest and other expense / (income), we also recorded unrealized gains of $420 million in the three months and $413 million in the nine months ended September 30, 2014 in connection with currency exchange forward contracts entered into to hedge the expected cash receipt of €4 billion upon closing.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 4

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended September 30, 2014
Reported (GAAP)	$1,315		$1,153		$894		$3,215		$1,760		$8,337
Divestitures	—		—		—		—		—		—
Currency	235		(2)		107		(21)		12		331

Organic (Non-GAAP)	$1,550		$1,151		$1,001		$3,194		$1,772		$8,668

For the Three Months Ended September 30, 2013
Reported (GAAP)	$1,308		$1,136		$948		$3,295		$1,785		$8,472
Divestitures	—		—		—		(3)		(9)		(12)
Accounting calendar change	—		—		—		(19)		—		(19)

Organic (Non-GAAP)	$1,308		$1,136		$948		$3,273		$1,776		$8,441

% Change
Reported (GAAP)	0.5%		1.5%		(5.7)%		(2.4)%		(1.4)%		(1.6)%
Divestitures	—	pp	—	pp	—	pp	0.1	pp	0.5	pp	0.1	pp
Accounting calendar change	—		—		—		0.6		—		0.2
Currency	18.0		(0.2)		11.3		(0.7)		0.7		4.0

Organic (Non-GAAP)	18.5%		1.3%		5.6%		(2.4)%		(0.2)%		2.7%

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Nine Months Ended September 30, 2014
Reported (GAAP)	$3,913		$3,460		$2,740		$10,151		$5,150		$25,414
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		(14)		—		—		(14)
Currency	738		158		289		(331)		48		902

Organic (Non-GAAP)	$4,651		$3,618		$3,015		$9,820		$5,198		$26,302

For the Nine Months Ended September 30, 2013
Reported (GAAP)	$4,045		$3,743		$2,850		$10,026		$5,147		$25,811
Divestitures	—		—		(20)		(9)		(31)		(60)
Accounting calendar change	—		—		—		(19)		—		(19)

Organic (Non-GAAP)	$4,045		$3,743		$2,830		$9,998		$5,116		$25,732

% Change
Reported (GAAP)	(3.3)%		(7.6)%		(3.9)%		1.2%		0.1%		(1.5)%
Divestitures	—	pp	—	pp	0.7	pp	0.1	pp	0.6	pp	0.2	pp
Acquisitions	—		—		(0.5)		—		—		(0.1)
Accounting calendar change	—		—		—		0.2		—		0.1
Currency	18.3		4.3		10.2		(3.3)		0.9		3.5

Organic (Non-GAAP)	15.0%		(3.3)%		6.5%		(1.8)%		1.6%		2.2%

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended September 30, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,337	$3,142	37.7%	$853	10.2%
Integration Program and other acquisition integration costs	—	—		(1)
Spin-Off Costs	—	—		4
2012-2014 Restructuring Program	—	3		186
Remeasurement of net monetary assets in Venezuela	—	—		19
2014-2018 Restructuring Program	—	1		67
Costs associated with the JDE coffee transactions	—	—		10

Adjusted (Non-GAAP)	$8,337	$3,146	37.7%	$1,138	13.6%

Currency		110		64

Adjusted @ Constant FX (Non-GAAP)		$3,256		$1,202

	For the Three Months Ended September 30, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,472	$3,144	37.1%	$1,262	14.9%
Integration Program and other acquisition integration costs	—	13		36
Spin-Off Costs	—	—		9
2012-2014 Restructuring Program	—	2		63
Net Benefit from Indemnification Resolution	—	—		(336)
Divestitures	(12)	(2)		(2)

Adjusted (Non-GAAP)	$8,460	$3,157	37.3%	$1,032	12.2%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$3,157		$1,032

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(0.1)%		(32.4)%
% Change - Adjusted (Non-GAAP)		(0.3)%		10.3%
% Change - Adjusted @ Constant FX (Non-GAAP)		3.1%		16.5%

	For the Nine Months Ended September 30, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$25,414	$9,451	37.2%	$2,653	10.4%
Integration Program and other acquisition integration costs	—	—		(3)
Spin-Off Costs	—	—		23
2012-2014 Restructuring Program	—	9		325
Remeasurement of net monetary assets in Venezuela	—	—		161
2014-2018 Restructuring Program	—	1		77
Costs associated with the JDE coffee transactions	—	—		15

Adjusted (Non-GAAP)	$25,414	$9,461	37.2%	$3,251	12.8%

Currency		303		138

Adjusted @ Constant FX (Non-GAAP)		$9,764		$3,389

	For the Nine Months Ended September 30, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$25,811	$9,617	37.3%	$2,961	11.5%
Integration Program and other acquisition integration costs	—	38		110
Spin-Off Costs	—	—		33
2012-2014 Restructuring Program	—	2		162
Acquisition-related costs	—	—		2
Net Benefit from Indemnification Resolution	—	—		(336)
Remeasurement of net monetary assets in Venezuela	—	—		54
Gains on acquisition and divestitures, net	—	—		(28)
Divestitures	(60)	(15)		(4)

Adjusted (Non-GAAP)	$25,751	$9,642	37.4%	$2,954	11.5%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$9,642		$2,954

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(1.7)%		(10.4)%
% Change - Adjusted (Non-GAAP)		(1.9)%		10.1%
% Change - Adjusted @ Constant FX (Non-GAAP)		1.3%		14.7%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended September 30, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$853	$(227)	$1,080	$178	16.5%	$3	$899	$0.53
Integration Program and other acquisition integration costs	(1)	—	(1)	—		—	(1)	—
Spin-Off Costs	4	—	4	2		—	2	—
2012-2014 Restructuring Program	186	—	186	39		—	147	0.08
Remeasurement of net monetary assets in Venezuela	19	—	19	5		—	14	0.01
Loss on debt extinguishment and related expenses	—	—	—	—		—	—	—
2014-2018 Restructuring Program	67	—	67	20		—	47	0.03
Income / (costs) associated with the JDE coffee transactions	10	420	(410)	(152)		—	(258)	(0.15)

Adjusted (Non-GAAP)	$1,138	$193	$945	$92	9.7%	$3	$850	$0.50

Diluted Average Shares Outstanding								1,705

	For the Three Months Ended September 30, 2013
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,262	$218	$1,044	$26	2.5%	$6	$1,012	$0.56
Integration Program and other acquisition integration costs	36	—	36	7		—	29	0.01
Spin-Off Costs	9	—	9	7		—	2	—
2012-2014 Restructuring Program	63	—	63	16		—	47	0.03
Acquisition-related costs	—	—	—	—		—	—	—
Net Benefit from Indemnification Resolution	(336)	49	(385)	(22)		—	(363)	(0.20)
Remeasurement of net monetary assets in Venezuela	—	—	—	—		—	—	—
Gains on acquisition and divestitures, net	—	—	—	—		—	—	—
Divestitures	(2)	—	(2)	(1)		—	(1)	—

Adjusted (Non-GAAP)	$1,032	$267	$765	$33	4.3%	$6	$726	$0.40

Diluted Average Shares Outstanding								1,794

	For the Nine Months Ended September 30, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,653	$717	$1,936	$242	12.5%	$10	$1,684	$0.98
Integration Program and other acquisition integration costs	(3)	—	(3)	—		—	(3)	—
Spin-Off Costs	23	—	23	9		—	14	0.01
2012-2014 Restructuring Program	325	—	325	72		—	253	0.15
Remeasurement of net monetary assets in Venezuela	161	—	161	11		—	150	0.09
Loss on debt extinguishment and related expenses	—	(495)	495	188		—	307	0.18
2014-2018 Restructuring Program	77	—	77	23		—	54	0.03
Income / (costs) associated with the JDE coffee transactions	15	413	(398)	(149)		—	(249)	(0.15)

Adjusted (Non-GAAP)	$3,251	$635	$2,616	$396	15.1%	$10	$2,210	$1.29

Diluted Average Shares Outstanding								1,713

	For the Nine Months Ended September 30, 2013
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,961	$732	$2,229	$67	3.0%	$13	$2,149	$1.20
Integration Program and other acquisition integration costs	110	—	110	22		—	88	0.05
Spin- Off Costs	33	—	33	10		—	23	0.01
2012-2014 Restructuring Program	162	—	162	42		—	120	0.07
Acquisition-related costs	2	(5)	7	—		—	7	—
Net Benefit from Indemnification Resolution	(336)	49	(385)	(22)		—	(363)	(0.20)
Remeasurement of net monetary assets in Venezuela	54	—	54	(5)		—	59	0.03
Gains on acquisition and divestitures, net	(28)	—	(28)	39		—	(67)	(0.04)
Divestitures	(4)	—	(4)	(2)		—	(2)	—

Adjusted (Non-GAAP)	$2,954	$776	$2,178	$151	6.9%	$13	$2,014	$1.12

Diluted Average Shares Outstanding								1,798

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Diluted EPS	% Growth	Diluted EPS	% Growth
2013 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.56		$1.20
Integration Program and other acquisition integration costs	0.01		0.05
Spin-Off Costs	—		0.01
2012-2014 Restructuring Program costs	0.03		0.07
Acquisition-related costs	—		—
Net Benefit from Indemnification Resolution	(0.20)		(0.20)
Remeasurement of net monetary assets in Venezuela	—		0.03
Gains on acquisition and divestitures, net	—		(0.04)

2013 Adjusted EPS (Non-GAAP)	0.40		1.12
Increase in operations	0.06		0.22
Gain on sale of property in 2014	—		—
Unrealized gains/(losses) on hedging activities	0.01		(0.03)
Lower interest and other expense, net	0.03		0.06
Changes in shares outstanding	0.03		0.06
Changes in income taxes	—		(0.06)

2014 Adjusted EPS (Constant Currency) (Non-GAAP)	0.53	32.5%	1.37	22.3%
Unfavorable foreign currency - translation	(0.03)		(0.08)

2014 Adjusted EPS (Non-GAAP)	0.50	25.0%	1.29	15.2%
Integration Program and other acquisition integration costs	—		—
Spin-Off Costs	—		(0.01)
2012-2014 Restructuring Program costs	(0.08)		(0.15)
Remeasurement of net monetary assets in Venezuela	(0.01)		(0.09)
Loss on debt extinguishment and related expenses	—		(0.18)
2014-2018 Restructuring Program costs	(0.03)		(0.03)
Income / (costs) associated with the JDE coffee transactions	0.15		0.15

2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.53	(5.4)%	$0.98	(18.3)%

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended September 30, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,315		$1,153		$894		$3,215		$1,760		$—	$—	$—	$—	$8,337
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,315		$1,153		$894		$3,215		$1,760		$—	$—	$—	$—	$8,337

Operating Income
Reported (GAAP)	$120		$65		$93		$368		$272		$39	$(56)	$(48)	$—	$853
Integration Program and other acquisition integration costs	—		—		—		—		—		—	(1)	—	—	(1)
Spin-Off Costs	—		—		—		—		—		—	4	—	—	4
2012-2014 Restructuring Program	3		28		14		99		41		—	1	—	—	186
Remeasurement of net monetary assets in Venezuela	19		—		—		—		—		—	—	—	—	19
2014-2018 Restructuring Program	32		4		3		14		1		—	13	—	—	67
Costs associated with the JDE coffee transactions	—		—		—		10		—		—	—	—	—	10

Adjusted (Non-GAAP)	$174		$97		$110		$491		$314		$39	$(39)	$(48)	$—	$1,138
Currency	50		(2)		13		(5)		1		—	7	—	—	64

Adjusted @ Constant FX (Non-GAAP)	$224		$95		$123		$486		$315		$39	$(32)	$(48)	$—	$1,202

% Change - Reported (GAAP)	(29.8)%		(19.8)%		(14.7)%		(8.7)%		(2.5)%		n/m	24.3%	12.7%	n/m	(32.4)%
% Change - Adjusted (Non-GAAP)	(3.3)%		6.6%		(6.0)%		8.9%		5.0%		n/m	38.1%	12.7%	n/m	10.3%
% Change - Adjusted @ Constant FX (Non-GAAP)	24.4%		4.4%		5.1%		7.8%		5.4%		n/m	49.2%	12.7%	n/m	16.5%

Operating Income Margin
Reported %	9.1%		5.6%		10.4%		11.4%		15.5%						10.2%
Reported pp change	(4.0	)pp	(1.5	)pp	(1.1	)pp	(0.8	)pp	(0.1	)pp					(4.7	)pp
Adjusted %	13.2%		8.4%		12.3%		15.3%		17.8%						13.6%
Adjusted pp change	(0.6	)pp	0.4	pp	—	pp	1.6	pp	1.0	pp					1.4	pp

	For the Three Months Ended September 30, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,308		$1,136		$948		$3,295		$1,785		$—	$—	$—	$—	$8,472
Divestitures	—		—		—		(3)		(9)		—	—	—	—	(12)

Adjusted (Non-GAAP)	$1,308		$1,136		$948		$3,292		$1,776		$—	$—	$—	$—	$8,460

Operating Income
Reported (GAAP)	$171		$81		$109		$403		$279		$12	$(74)	$(55)	$336	$1,262
Integration Program and other acquisition integration costs	—		10		5		21		—		—	—	—	—	36
Spin-Off Costs	—		—		—		—		—		—	9	—	—	9
2012-2014 Restructuring Program	9		—		3		28		22		—	1	—	—	63
Benefit from indemnification resolution	—		—		—		—		—		—	—	—	(336)	(336)
Divestitures	—		—		—		(1)		(2)		—	1	—	—	(2)

Adjusted (Non-GAAP)	$180		$91		$117		$451		$299		$12	$(63)	$(55)	$—	$1,032
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$180		$91		$117		$451		$299		$12	$(63)	$(55)	$—	$1,032

Operating Income Margin
Reported %	13.1%		7.1%		11.5%		12.2%		15.6%						14.9%
Adjusted %	13.8%		8.0%		12.3%		13.7%		16.8%						12.2%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Nine Months Ended September 30, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,913		$3,460		$2,740		$10,151		$5,150		$—	$—	$—	$—	$25,414
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$3,913		$3,460		$2,740		$10,151		$5,150		$—	$—	$—	$—	$25,414

Operating Income
Reported (GAAP)	$304		$364		$303		$1,294		$744		$(8)	$(191)	$(157)	$—	$2,653
Integration Program and other acquisition integration costs	—		—		3		(5)		—		—	(1)	—	—	(3)
Spin-Off Costs	—		—		—		—		—		—	23	—	—	23
2012-2014 Restructuring Program	8		29		28		170		90		—	—	—	—	325
Remeasurement of net monetary assets in Venezuela	161		—		—		—		—		—	—	—	—	161
2014-2018 Restructuring Program	34		4		3		14		1		—	21	—	—	77
Costs associated with the JDE coffee transactions	—		—		—		15		—		—	—	—	—	15

Adjusted (Non-GAAP)	$507		$397		$337		$1,488		$835		$(8)	$(148)	$(157)	$—	$3,251
Currency	134		13		33		(50)		4		—	4	—	—	138

Adjusted @ Constant FX (Non-GAAP)	$641		$410		$370		$1,438		$839		$(8)	$(144)	$(157)	$—	$3,389

% Change - Reported (GAAP)	(28.5)%		(8.8)%		7.4%		9.8%		15.7%		n/m	12.8%	4.3%	n/m	(10.4)%
% Change - Adjusted (Non-GAAP)	2.2%		(5.7)%		1.5%		15.6%		17.8%		n/m	18.7%	4.3%	n/m	10.1%
% Change - Adjusted @ Constant FX (Non-GAAP)	29.2%		(2.6)%		11.4%		11.7%		18.3%		n/m	20.3%	4.3%	n/m	14.7%

Operating Income Margin
Reported %	7.8%		10.5%		11.1%		12.7%		14.4%						10.4%
Reported pp change	(2.7	)pp	(0.2	)pp	1.2pp		1.0pp		1.9pp						(1.1	)pp
Adjusted %	13.0%		11.5%		12.3%		14.7%		16.2%						12.8%
Adjusted pp change	0.7	pp	0.3	pp	0.6	pp	1.9	pp	2.3	pp					1.3	pp

	For the Nine Months Ended September 30, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$4,045		$3,743		$2,850		$10,026		$5,147		$—	$—	$—	$—	$25,811
Divestitures	—		—		(20)		(9)		(31)		—	—	—	—	(60)

Adjusted (Non-GAAP)	$4,045		$3,743		$2,830		$10,017		$5,116		$—	$—	$—	$—	$25,751

Operating Income
Reported (GAAP)	$425		$399		$282		$1,178		$643		$55	$(219)	$(164)	$362	$2,961
Integration Program and other acquisition integration costs	8		22		36		42		1		—	1	—	—	110
Spin-Off Costs	—		—		—		—		—		—	33	—	—	33
2012-2014 Restructuring Program	9		—		7		69		75		—	2	—	—	162
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Benefit from indemnification resolution	—		—		—		—		—		—	—	—	(336)	(336)
Remeasurement of net monetary assets in Venezuela	54		—		—		—		—		—	—	—	—	54
Gains on acquisition and divestitures, net	—		—		—		—		—		—	—	—	(28)	(28)
Divestitures	—		—		7		(2)		(10)		—	1	—	—	(4)

Adjusted (Non-GAAP)	$496		$421		$332		$1,287		$709		$55	$(182)	$(164)	$—	$2,954
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$496		$421		$332		$1,287		$709		$55	$(182)	$(164)	$—	$2,954

Operating Income Margin
Reported %	10.5%		10.7%		9.9%		11.7%		12.5%						11.5%
Adjusted %	12.3%		11.2%		11.7%		12.8%		13.9%						11.5%